UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2015

GREENHUNTER RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33893 (Commission File Number)	20-4864036 (IRS Employer Identification No.)

1048 Texan Trail GRAPEVINE, TEXAS (Address of principal executive offices)	76051 (Zip Code)

Registrant’s telephone number, including area code: (972) 410-1044

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.

On April 15, 2015, GreenHunter Resources, Inc. and certain of its subsidiaries (collectively the “Company”) entered into a Note Purchase Agreement, dated as of April 14, 2015 (the “Agreement”), with certain purchasers and BAM Administrative Services LLC, a Delaware limited liability company, as agent for each Purchaser (collectively the “Lender”). Pursuant to the Agreement, the Company entered into a senior secured term loan (the “Financing”) in order to finance its business pertaining to the storage, transportation, disposal and treatment of water for the upstream oil & gas industry located in the Appalachia region.

On August 14, 2015, the Company and the Lender executed a waiver and amendment to the Agreement (the “Amendment”). The Company has obtained a waiver of the non-compliance of certain financial covenants from the Lender for both the second and third quarters of 2015, June 30, 2015 and September 30, 2015, respectively. In exchange for obtaining a waiver of non-compliance, the Agreement has been amended to require the Company not to pay dividends on our outstanding Series C Cumulative Preferred stock unless the Company has been in compliance with the Agreement’s debt covenants for two consecutive quarters. The Company may then resume dividend payments, subject to certain conditions. The Company also agreed to temporarily increase its monthly royalty payment as required by the Agreement from $0.10 per each barrel of disposal water to the greater of $0.12 per barrel or five percent of the outstanding balance of the note until certain conditions are met, which includes a requirement that the Company raise $2 million in additional equity by fiscal year end 2015.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits

              (d)          Exhibits.

10.1	August 2015 Waiver and Amendment by and among Bam Administrative Services LLC, as agent, the purchasers from time to time a party hereto and GreenHunter Resources, Inc., dated as of August 13, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENHUNTER RESOURCES, INC.

Date: August 19, 2015	By:	/s/ Morgan F. Johnston
Sr. Vice President, General Counsel and Secretary